Exhibit 11

                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

The computation of net income available and adjusted shares outstanding follows:

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

                                                                  Fiscal Year Ended
                                                January 28,          January 29,         January 30,
                                                   1995                 1994                1993
Net income as reported                          $64,990,000        $(17,782,000)         $44,242,000

Net income used for primary
 computation                                    $64,990,000        $(17,782,000)         $44,242,000

Add (where dilutive):
 Tax effected interest and
  amortization of debt expense
  on convertible debt                             4,347,000                   -            2,560,000

Net income used for fully
 diluted computation                            $69,337,000        $(17,782,000)         $46,802,000

Weighted average number of
 common shares outstanding                       33,142,641          33,082,362           32,869,945

Add (where dilutive):
 Assumed exercise of those options
  that are common stock equivalents
  net of treasury shares deemed
  to have been repurchased                          262,373                   -              321,552

Weighted average number of common
 and common equivalent shares
 outstanding, used for primary
 computation                                     33,405,014          33,082,362           33,191,497

Add (where dilutive):
 Assumed exercise of convertible
 securities                                       4,387,879                   -            2,515,266

Adjusted shares outstanding used
 for fully diluted computation                   37,792,893          33,082,362           35,706,763
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